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                                                                       EXHIBIT 5


                          SCHIFINO & FLEISCHER, P.A.

                               ATTORNEYS AT LAW


WILLIAM J. SCHIFINO                                  ONE TAMPA CITY CENTER
FRANK N. FLEISCHER                                        SUITE 2700
BONNIE J. PINZEL                                   201 NORTH FRANKLIN STREET
CYNTHIA C. ELLIS                                   TAMPA, FLORIDA 33602-5174
                                                   TELEPHONE  (813) 223-1838
                                                   TELECOPIER (813) 223-3070



                                June 13, 1996



Tech Data Corporation
5350 Tech Data Drive
Clearwater, Florida 34620

Gentlemen:

        The following opinion is furnished by us in connection with the proposed issuance and sale by Tech Data Corporation, a Florida corporation (the "Company"), of up to 6,000,000 shares of Common Stock, $.0015 par value, covered by a Registration Statement filed with the Securities and Exchange Commission on Form S-1 (the "Registration Statement").

        We have examined and are familiar with the Certificate of Incorporation and By-Laws, and amendments, thereto, of the Company and the proceedings of the Board of Directors of the Company in connection with or with respect to the proposed issuance and sale of the securities described herein, and we have likewise examined such other records and documents and have made such examination of law as we have deemed appropriate.

        Based on such examination and our familiarity with such procedure, it is our opinion that:

        1. The Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Florida with an authorized capital stock of 100,226,500 shares, composed of 226,500 shares of Preferred Stock having a par value of $.02 per share and 100,000,000 shares of Common Stock having par value of $.0015 per share, of which 38,238,799 shares of Common Stock and 226,500 shares of Preferred Stock have been duly authorized and legally issued and are fully paid and non-assessable.

        2. The issuance of an additional 6,000,000 shares of Common Stock by the Company has been duly authorized and, at such time as the Registration Statement becomes effective under the Securities Act of 1933, as amended, and when such shares have been issued and sold as contemplated by the Registration Statement and the Underwriting Agreements referred to therein, such shares will be duly authorized, legally issued, fully paid, and non-assessable;

        3. There are no restrictions upon the Company's surplus by reason of the excess of the Preferred Stock's liquidation preference over its par value, and no remedies will be available to holders of the Company's capital stock before or after the payment of any dividend that would reduce surplus to an amount less than the amount of such excess.


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June 13, 1996
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        We hereby consent to this opinion being filed as an Exhibit to the
Registration Statement and we further consent to the use of our name in the Registration Statement under the caption "Legal Opinions."

                                        Very truly yours,
                                        SCHIFINO & FLEISCHER, P.A.


                                        /s/FRANK N. FLEISCHER


                                        Frank N. Fleischer
                                        For the Association


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